Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR YEAR END 2005

HOUSTON, March 1, 2006 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $11.7 million, or $0.63 per diluted share for the three months ended December 31, 2005, versus net income of $3.9 million, or $0.22 per diluted share for the fourth quarter of 2004. Total revenues increased approximately 66% to $94.9 million for the quarter ended December 31, 2005 from $57.1 million for the same period in 2004 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $17.8 million in the fourth quarter of 2005 from $5.2 million in the fourth quarter of 2004. As a percentage of revenues, operating income increased to approximately 19% in 2005 from approximately 9% in 2004.

For the twelve months ended December 31, 2005, net income was $32.6 million, or $1.80 per diluted share, compared with net income of $12.5 million, or $0.72 per diluted share, for the same period in 2004. Revenues for the twelve months ended December 31, 2005 were $340.8 million, up approximately 54% when compared to revenues of $221.6 million for the same period last year. Operating income increased to $49.2 million for the twelve months ended December 31, 2005 from $18.3 million during the same period of 2004.

In addition, the Company announced that its backlog at December 31, 2005 was approximately $248 million, compared to its December 31, 2004 backlog of approximately $127 million. Based upon the increased number of shares outstanding resulting from the Company’s recent common stock offering, the Company expects its earnings per share for the quarter ending March 31, 2006 to approximate $0.55 to $0.65 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2005	2004	2005
Revenues	$57,065	$94,885	$221,586	$340,829
Cost and expenses:
Cost of sales	37,963	60,964	153,433	229,849
Selling, general and administrative	9,267	11,191	32,749	40,916
Engineering and product development	4,615	4,903	17,090	20,867

	51,845	77,058	203,272	291,632

Operating income	5,220	17,827	18,314	49,197
Interest expense	271	464	1,100	1,787

Income before income taxes	4,949	17,363	17,214	47,410
Income tax provision	1,063	5,647	4,741	14,843

Net income	$3,886	$11,716	$12,473	$32,567

Diluted earnings per share	$0.22	$0.63	$0.72	$1.80

Weighted average shares – diluted	17,476	18,508	17,370	18,103

Depreciation and amortization	$3,116	$3,378	$11,779	$13,426

Capital expenditures	$3,883	$5,846	$17,061	$20,557